Exhibit 99.1

NewMarket Corporation

Announces Successful Completion of Consent Solicitation

RICHMOND, VA, January 19, 2011 — NewMarket Corporation (NYSE: NEU) announced today that it has obtained the requisite consents from the holders of its outstanding 7.125% Senior Notes due 2016 (the “Securities”) to approve the proposed amendment to the indenture governing the Securities pursuant to its previously announced consent solicitation. The consent solicitation expired at 5:00 p.m., New York City time, on Tuesday, January 18, 2011.

The third supplemental indenture to the indenture giving effect to the amendment has been executed and delivered by NewMarket and the trustee for the Securities. Payment of the consent fee to Global Bondholder Services Corporation, as the Information and Tabulation Agent, is anticipated to occur today, Wednesday, January 19, 2011.

For a complete statement of the terms and conditions of the consent solicitation and the amendment to the indenture, holders of the Securities should refer to the Consent Solicitation Statement dated January 4, 2011, which was previously sent to all holders of the Securities as of the record time.

J.P. Morgan Securities LLC served as the Solicitation Agent in connection with the consent solicitation and Global Bondholder Services Corporation served as the Information and Tabulation Agent in connection with the consent solicitation.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations. You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. NewMarket has no duty to, and does not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone:	(804) 788-5555
Fax:	(804) 788-5688